July 28, 2014

Ohio State Innovation Foundation

Attn: Timothy R. Wright, President

1524 North High Street

Columbus, Ohio 43201

Re: License Agreements/Upfront Fees/Extension Fees/Equity

Dear Mr. Wright:

Reference is made to (1) the Patent & Technology License Agreement, Agt. No. A2014-0165, entered into as of September 6, 2013, by and between Microlin Bio, Inc. ("Microlin") and Ohio State Innovation Foundation ("OSIF"), as amended, (2) the Patent & Technology License Agreement, Agt. No. A2013- 2080, entered into as of September 6, 2013, by and between Microlin and OSIF, as amended, (3) the Patent & Technology License Agreement, Agt. No. A2013-2069, entered into as of September 6, 2013, by and between Microlin and OSIF, as amended, (4) the Patent & Technology License Agreement, Agt. No. A2014-0164, entered into as of September 6, 2013, by and between Microlin and OSIF, as amended, (5) the Patent & Technology License Agreement, Agt. No. A2014-0294, entered into as of September 6, 2013, by and between Microlin and OSIF, as amended (collectively, the "Agreements"), (6) the letter agreement, entered into as of May 22, 2014, by and between Microlin and OSIF (the "May Letter Agreement") and the letter agreement, entered into as of July 1, 2014, by and between Microlin and OSIF (the "July Letter Agreement").

This letter serves to confirm our agreement regarding Microlin's obligations with respect to the fees and expenses due to OSIF for the patents licensed from OSIF under the Agreements. The Agreements provide that Microlin is to pay OSIF an upfront fee (the "Upfront Fee") for the licensed patents and to repay OSIF for past patent expenses (the "Patent Expenses"). The Agreements further provide that the Patent Expenses become immediately due and payable to OSIF in the event that $10,000,000 of external funding is obtained by Microlin.

Microlin and OSIF agree that the entire unpaid balance of the Upfront Fee, which totals $500,000 in the aggregate, will be paid in full by Microlin on or before September 30, 2014 $300,000 of which will be paid by Microlin to OSIF via wire transfer no later than three (3) calendar days after the day on which Microlin delivers its registered securities to its underwriter(s) and receives payment for such securities (the "Closing Date"), and $200,000 of which shall, on the date Microlin's registration statement on Form S-1 filed in connection with the initial public offering of its common shares (the "Initial Public Offering") is deemed effective (the "Effective Date"), automatically convert in whole, without any further action by OSIF, into shares of common stock of Microlin (the "Common Stock"), with the same rights, obligations, preferences and privileges as are received by the other holders of Common Stock (the "Upfront Fee Conversion"). Upon the Upfront Fee Conversion, OSIF shall receive (1) the number of shares of Common Stock equal to the quotient of (x) $200,000 divided by (y) the initial public offering price of the Common Stock and (2) warrants in the same proportion as issued to other investors in the initial public offering. Microlin shall, promptly after the Upfront Fee Conversion, issue and deliver to OSIF a certificate or certificates evidencing the shares of Common Stock to which OSIF shall be entitled. OSIF shall be treated for all purposes as the record holder of such shares of Common Stock as of the date of the Upfront Fee Conversion. In addition to paying the Upfront Fee as described above, and in exchange for OSIF providing Microlin the extension herein, Microlin shall also pay OSIF a non-refundable fee of fifteen thousand dollars ($15,000) on or before September 30, 2014 (the "July Extension Fee"). In the event that the Effective Date does not occur or occurs after September 30, 2014, the parties will agree to a commercially reasonable alternative payment schedule for the Upfront Fee. Microlin and OSIF acknowledge that the foregoing agreement with respect to the Upfront Fee supersedes the May Letter Agreement and the July Letter Agreement.

In the event Microlin raises in excess of $10,000,000 in its Initial Public Offering on or before September 30, 2014, the entire unpaid balance of the Patent Expenses, which totals $3,005,000 in the aggregate, shall, on the Effective Date, automatically convert in whole, without any further action by OSIF, into shares of Common Stock with the same rights, obligations, preferences and privileges as are received by the other holders of Common Stock (the "Patent Expense Conversion"). Upon the Patent Expense Conversion, OSIF shall receive (1) the number of shares of Common Stock equal to the quotient of (x) $3,005,000 divided by (y) the initial public offering price of the Common Stock and (2) warrants in the same proportion as issued to other investors in the initial public offering. Microlin shall, promptly after the Patent Expense Conversion, issue and deliver to OSIF a certificate or certificates evidencing the shares of Common Stock to which OSIF shall be entitled. OSIF shall be treated for all purposes as the record holder of such shares of Common Stock as of the date of the Patent Expense Conversion. In the event that the Effective Date does not occur or occurs after September 30, 2014, the parties will agree to a commercially reasonable alternative payment schedule for the Patent Expenses.

Sincerely, /s/ Joseph Hernandez Executive Chairman

ACKNOWLEDGED AND AGREED TO BY:

OHIO STATE INNOVATION FOUNDATION

By:/s/ Stan Micek

Name: Stan Micek

Title: Vice President

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